EXHIBIT 10.17

Firm Offer for financing the acquisition of

Navios Maritime Holdings Inc.

Borrower	International Shipping Enterprises, Inc. Delaware.

Acquisition

The Borrower intends to acquire 100% of the shares of Navios Maritime Holdings Inc.

At the time of purchase Navios Maritime Holdings Inc. to be the sole shareholder of the following subsidiaries which in their entirety shall be included in the purchase of Navios Maritime Holdings Inc, namely:

–       Anemos Maritime Holdings Inc. (100%) and all of its subsidiaries namely:

–       Ionian Shipping Corporation (100%)

–       Apollon Shipping Corporation (100%)

–       Herakles Shipping Corporation (100%)

–       Achilles Shipping Corporation (100%)

–       Kypros Shipping Corporation (100%)

–       Hios Shipping Corporation (100%)

–       Navios Ship Management Inc. (100%)

–       Navios Corporation (100%) and all of its subsidiaries namely:

–       Navimax Corporation (100%)

–       Navios Handybulk Inc. (100%)

–       Navios International Inc. (100%)

–       Corporacion Navios Sociedad Anonima (100%)

–       Acropolis Shipping & Trading Inc. (50%)

(Navios Maritime Holdings Inc. and all of its above subsidiaries hereinafter together “Navios Group”).

Purchase Price	The price which the Borrower has agreed to pay to the existing owners of the Navios Group (“the Seller”) and the Seller has accepted as payment for 100% of the shares of Navios Group.

Navios Group	Navios Maritime Holdings Inc. and all its assets and subsidiaries.
Vessels/Assets

Navios Group shall be the sole owner of the following assets (only encumbered to such extent as has been disclosed to the Agent and Underwriter):

1. Six (6) ultra handymax dry bulk carriers 100% owned by Navios Group, in particular:

–       Navios Achilles, built 2001, 52,063 dwt

–       Navios Apollon, built 2000, 52,073 dwt

–       Navios Herakles, built 2001, 52,061 dwt

–       Navios Hios, built 2003, 55,180 dwt

–       Navios Ionian, built 2000, 52,068 dwt

–       Navios Kypros, built 2003, 55,180 dwt

2. All other tangible and intangible assets which have been disclosed to the Agent and Underwriter in the course of the due diligence process and presented in the Acquisition data room of Navios Group.

Facility Purpose

Tranche A:

–       to refinance existing outstanding long-term indebtedness secured on the Vessels;

–       to partly finance the equity value of Navios Group (“the Equity Value”); and

–       to provide funds to the Borrower for general corporate purposes provided that any advances will be used to finance core business activities of Navios Group.

Tranche B:

–       to partly finance the Equity Value; and

–       to provide funds to the Borrower for general corporate purposes provided that any advances will be used to finance core business activities of Navios Group.

Provided that (including, but not limited to)

–       the Borrower will participate with its own equity of at least USD 180,000,000 in the financing of the Purchase Price (“the Minimum ISE-Equity”); and

–       the Purchase Price does not exceed USD 600,000,000 unless any excess amount is 100% covered by additional ISE equity which has to be received by the Borrower not later than four (4) weeks after the Closing Date (“the Additional ISE-Equity”) (the Minimum ISE-Equity and Additional ISE-Equity together “the ISE-Equity”); and

–       the ISE-Equity to be applied first towards the Purchase Price and the balance of the Purchase Price to be covered by the Facility.

The Equity Value to be defined as follows:

The equity value of all the assets of Navios Group based on the assessment of the Borrower assisted by HSH Gudme Corporate Finance GmbH, Hamburg (“HSH Gudme”) and Investment & Finance S.A., Greece (“I&F”). Such assessment being the result the Borrower’s, HSH Gudme’s and I&F’s evaluation of the Acquisition including due diligence, evaluation and preparation of a financial business-plan and cash flow model for Navios Group and the valuation of Navios Group.

Facility Amount

Tranche A:

The lower of USD 140,000,000 and 75% of the Market Value of the Vessels.

Tranche B:

Up to USD 380,000,000. Tranche B will be divided into the following sub-tranches (“the Tranche B Sub-Tranches”):

Tranche B1 of up to USD 215,000,000

Tranche B2 of up to USD 50,000,000

Tranche B3 of up to USD 115,000,000

The ranking of the Tranche B Sub-Tranches and the Tranches’ relative share in the overall amount of Tranche B is based on the inherent risks of the business segments included in the Equity Value excluding the Vessels (“Equity Value B”), in particular :

Long term Chartered-in fleet = approx. 57% of Equity Value B

Port Business = approx. 13% of Equity Value B

FFA-Trading and short term physical trading = approx. 30% of Equity Value B

Arranger and Agent	HSH Nordbank AG

Underwriter	HSH Nordbank AG

Lender	HSH Nordbank AG and any banks selected by the Agent.

Swap Bank	HSH Nordbank AG

Drawdown and Availability Period	The Drawdown date not to occur later than April 30, 2005 provided that the availability period can be extended by the Lender at the Lender’s sole discretion.

Closing Date	The date on which the Borrower becomes the full legal owner of Navios Group, not to occur later than April 30, 2005.

Support Letter

Upon acceptance of this firm offer letter and subject to a Purchase Price acceptable to HSH Nordbank, HSH Nordbank will issue a letter to Lazard Freres & Co LLC, New York in the wording as in the attached Schedule 1 (“the Support Letter”).

Facility Maturity Date	Tranche A: approx. eight (8) years from the Closing Date. Tranche B: approx. six (6) years from the Closing Date.

Currency	USD

Repayment

Tranche A:

In thirty-one (31) consecutive instalments, the first instalment to be paid ninety (90) days after the Closing Date, but not later than July 31, 2005, and the second instalment to be paid on September 30, 2005, as follows:

–       two (2) installments of USD 7,500,000, followed by

–       five (5) quarterly installments of USD 7,500,000, followed by

–       four (4) quarterly installments of USD 2,500,000, followed by

–       twenty (20) quarterly installments of USD 1,250,000, and

–       a balloon payment of USD 52,500,000 payable together with the last installment.

Tranche B Sub-Tranches:

In twenty-three (23) consecutive instalments according to the attached Schedule 2; the first instalment to be paid ninety (90) days after the Closing Date, but not later than July 31, 2005.

Voluntary Prepayment

The Borrower may prepay outstanding amounts under the Facility without penalty in multiples of USD 1,000,000 with 10 days prior written notice to the Lender, provided that such prepayments take place on the last day of an Interest Period, otherwise subject to compensation for breakage costs. Amounts so received by the Lender may not be re-borrowed and shall be applied firstly against Tranche B and secondly against Tranche B in the following manner:

Tranche A:

First against the balloon payment and then against the instalments in inverse order of maturity.

Tranche B:

First against the instalments of Sub-Tranche B1, second against the instalments of Sub-Tranche B2 and third against the instalments of Sub-Tranche B3, in each case in inverse order of maturity.

Mandatory Prepayment

The Facility Amount will be reduced and the balance shall be prepaid upon sale or loss of any tangible and/or intangible assets (including, but not limited to the Assets as defined above) of the Borrower and Navios Group in an amount equal to the sales and insurance proceeds of such asset. In case of sale of any assets, the sales proceeds to be at fair market value of such asset. Such prepayments to be made as per above.

Conditions precedent

Usual for this type of facility, including but not limited to:

–       in the Underwriter’s sole opinion the absence of any material adverse change having occurred in any of the business, condition (financial or otherwise), operations or prospects of any of the Borrower and Navios Group since December 31, 2004;

–       the accuracy and completeness of all the representations that the Borrower has made or will make to the Underwriter, Agent and/or Lender and all information that has been furnished by the Borrower to the Underwriter, Agent and/or Lender and the Borrower’s compliance with this Facility;

–       the payment in full of all fees, expenses and other amounts payable under the Facility;

–       HSH Gudme having been mandated as advisor to the Borrower to advise and assist the Borrower in the Acquisition;

–       satisfactory to the Agent and the Lender due diligence with respect to Navios Group and all financial and legal aspects of the Acquisition (including but not limited to any charter and employment contracts of the Vessels or vessels Chartered-in by Navios Group, any FFA transaction entered into by Navios Group, the employment contracts of Navios Group’s employees, any tax issues, the Navios Group’s audited and un-audited financial statements, cash positions etc);

–       satisfactory to the Agent and the Lender report on the financial statements and accounts of Navios Group until the change of ownership to the Borrower and satisfactory to the Agent and the Lender report on all legal aspects of the Acquisition; the auditor and legal council to carry out such audits to be approved by the Lender;

–       the valuation of Navios Group and the Equity Value to be acceptable to the Agent and the Lender;

–       the Purchase Agreement to be in form and substance acceptable to the Agent and the Lender;

–       all documentation regarding the Acquisition (including management lock-up periods (“the Lock-up Periods”) and non-competition clauses for the senior management and any key personnel) to be in form and substance acceptable to the Agent and the Lender;

–       all corporate approvals necessary for the Borrower to execute the Purchase Agreement in form and substance satisfactory to the Agent and the Lender.

Interest Rate Periods

One, Three (3), six (6) or twelve (12) months at the Borrower’s option or such period as the Borrower and the Lender may agree upon.

Interest payments to be made at the end of each Interest Period or semi-annually in arrears if any interest period exceeds six months.

Interest Rate Option

At any time the Borrower may, through interest rate swap contracts with the Swap Bank, fix the interest rate for any amount of the Facility and for any period during the life of the Facility. The Borrower may also enter into structured interest rate instruments with the Swap Bank to hedge the interest rate exposure.

Interest Rate

The rate of interest will be either LIBOR or the applicable swap rate plus Mandatory Costs plus the Margin. In the event of an interest period exceeding 12 months, LIBOR may be substituted by the Lender’s funding costs.

Mandatory Costs	The cost of complying with any applicable regulatory requirements of any relevant regulatory authority.

Margin	Tranche A: 1.50% p.a. Tranche B: Tranche B1: 2.250% p.a. Tranche B2: 2.500% p.a. Tranche B3: 2.750% p.a.

Upfront Fee (including structuring and arrangement fees)

Non-refundable, payable by the Borrower to the Lender in the following tranches,

–       USD 200,000 upon the Borrower’s nomination by the Seller as the exclusive bidder;

–       USD 1,500,000 upon signing of the Purchase Agreement, but not later than March 15, 2005 irrespective of whether a Purchase Agreement has been signed or not;

–       and the balance of the fees on the Closing Date;

as follows:

Tranche A: 0.650% of the Tranche A Amount.

Tranche B:

Tranche B1: 1.000% of the Tranche B1 Amount.

Tranche B2: 1.300% of the Tranche B2 Amount.

Tranche B3: 1.600% of the Tranche B3 Amount.

Irrespective of (i) the Acquisition will materialize or not (ii) or this Facility will be drawn or not the Borrower to pay to the Agent until April 30, 2005 a minimum fee of USD 2,000,000 as part of the a.m. fees, provided that a Purchase Agreement has been signed.

Underwriting Fee	0.45% of the Facility Amount provided that the consultancy fee of HSH Gudme payable by the Borrower to HSH Gudme will be increased from 0.30% of the Purchase Price to 0.45% of the Purchase Price.

Commitment Fee	0.45% p.a. on the un-drawn portion of the Facility Amount, payable quarterly in arrears starting on the date of the acceptance of this Firm Offer letter.

Drop-dead Fee

USD 200,000 flat, non-refundable, payable by the Borrower if the Borrower’s bid is not successful or no valid and binding Purchase Agreement is concluded between the Borrower and the Seller for the Navios Group within the Commitment Period.

Accounts

Any accounts regarding the collection of any charter earnings of the vessels operated by Navios Group (whether owned or Chartered-in), the collection of surplus earnings and any operating and retention accounts (as the case may be) to be opened and maintained with the Agent.

Ownership	During the Facility Period the Vessels/the Assets have to remain 100% owned by owners acceptable to the Agent and the Lender.

Security	Usual for this type and nature of facility, including but not limited to:

(i)	Cross-collateralized mortgages on the Vessels acceptable to the Lender.

(ii)	Assignment of the Vessels’ Insurances and Notices of Assignment thereof acceptable to the Lender.

(iii)	Assignment of the Vessels’ earnings acceptable to the Lender including but not limited to specific assignment of any contracts / charters having a duration of more than 11 months (those specific assignments to be notified to and acknowledged by the respective counter parties) and general assignments of earnings and requisition compensation.

(iv)	First Priority Pledge of any surplus cash accounts Navios Group maintains with the Agent or any other bank.

(v)	First Priority Pledge of the Accounts to be opened with the Lender.

(vi)	First Priority Assignment of any closed-out FFA contracts acceptable to the Lender.

(vii)	First Priority Assignment of the charter contracts entered into by Navios Group for the vessels Chartered-in by Navios Group (“Chartered-in Vessels”) including but not limited to specific assignment of any charter-in contracts/ charters having a duration of more than 11 months (those specific assignments to be notified to and acknowledged by the respective counter parties).

(viii)	First Priority Assignment of the Chartered-in Vessels’ and any other vessel’s chartered in by the Borrower resp. Navios Group earnings including but not limited to specific assignment of any contracts / charters having a duration of more than 11 months (those specific assignments to be notified to and acknowledged by the respective counter parties) and general assignments of earnings and requisition compensation.

(ix)	First Priority Assignment of the Purchase Agreement.

(x)	Assignment/pledge (as the case may be) of Navios Group’s property, leases, benefits and/or rights in relation to the Corporacion Navios Group S.A. (the Uruguay port terminal) acceptable to the Lender.

(xi)	Pledge of all shares in Navios Group owned and/or controlled by the Borrower.

(xii)

All securities to be cross-collateralized and to secure the total amount of the Facility plus interest thereon and otherwise and also to secure on a pari-passu basis any interest rate swap or any other hedging instruments with the Swap Bank.

Application of Funds

Any funds paid to the Agent for the purpose of repaying the Facility Amount shall be applied

First: in or towards satisfaction of any amounts then due and payable under Tranche A

Secondly: in or towards satisfaction of any amounts then due and payable under Tranche B1

Thirdly: in or towards satisfaction of any amounts then due and payable under Tranche B2

Fourthly: in or towards satisfaction of any amounts then due and payable under Tranche B3.

Insurances
(i)

The Vessels:

Hull and Machinery Insurance (fire, marine and other risks (including Excess Risks) and war risk) in an amount of not less than 110 % of the Tranche A Amount or the Market Value of the Vessels, whichever is the higher.

All other Assets:

Shall be insured against loss and other customary risks at their respective fair market value and on terms and conditions acceptable to the Agent.

(ii)	For all Assets: Protection and Indemnity Insurance at the highest possible cover (for the Vessels for the time being USD 1bn for oil pollution).

(iii)

The Vessels:

Mortgagee’s Interest Insurance (MII) in an amount of not less than 110 % and Mortgagee’s Additional Perils Pollution Insurance (MAP) in an amount of not less than 110 % of the Tranche A Amount to be taken out by the Lender. The cost of the MII and the MAP will be for the account of the Borrower.

All other Assets:

The Agent and the Lender to enjoy all privileges customary in relation to the respective insurance. If any such privileges should not be available, respective insurance cover similar to MII for ships to be taken out.

Covenants	Usual for financings of this nature, including, but not limited to:

(i)	Angeliki Frangou to hold and control at least 20% of the shares of the Borrower during the tenor of the Facility.

(ii)	No change in the ownership of Navios Group after the Acquisition.

(iii)

No change in the business of either of the Borrower or Navios Group and no sale of any Vessels and Chartered-in Vessels in case Navios Group would exercise any of the purchase options (“New Vessels”) and no sale of any of the purchase options for any of the Chartered-in Vessels during the tenor of the Facility without the prior written consent of the Lender.

The Lender to have the right of first refusal to finance the acquisition of any or all of the New Vessels.

(iv)	Usual covenants in relation to the Vessels/other Assets (flag, class, earnings, inspection, market value, minimum value clause etc.).

(v)	No change in the Vessels’ and Chartered-in Vessels’ employment or charter contracts without prior written consent of the Lender.

(vi)

The Navios Group to guarantee all obligations of the Borrower under and in connection with the Facility (and the Securities then to secure such guarantee obligation of the Navios Group) or such other legally valid and binding structure to be found (subject to appropriate legal advice) to enable the Agent, the Underwriter and the Lender to enjoy the terms and conditions of this Firm Offer.

Any merger between the Borrower and Navios Group after the Acquisition to be subject to the approval of the Lender.

(vii)	Any compensation for any management services rendered by the Borrower or any third party to Navios Group to be calculated on an arm’s length basis and at market prices.

(viii)

The Borrower, Navios Group and/or the new entity which may emerge from the merger of the Borrower and Navios Group to distribute any dividends without prior written consent of the Lender, provided that:

–       the Borrower, Navios Group and/or the new entity which may emerge from the merger of the Borrower and Navios Group shall not declare and/or distribute any dividends in the financial year 2005, ending on December 31, 2005; and

–       in case of dividend payments in the financial year 2006 and the following years until maturity of the Facility dividend payments shall be restricted to such annual amounts that after the full and due payment of the Borrower’s obligations in relation to this Facility, any capital expenditure and the respective dividend payment the Borrower will maintain a minimum unencumbered free liquidity (“the Minimum Liquidity”) as follows:

–       USD 50,000,000 in 2006;

–       USD 40,000,000 in 2007, and

–       USD 30,000,000 for the remaining tenor of the Facility;

and

–       no event or potential event of default has occurred.

(ix)

Financial covenants on the consolidated financial statements of the Borrower and Navios Group (to be evidenced semi-annually according to the audited consolidated financial statements):

1.      Solvency ratio (equity adjusted by the charter-free market value of the Vessels and any New Vessels—as the case may be—to balance sheet total) not less than

–       1:3.0 at year end 2005

–       1:2.5 at year end 2006 and for the remaining life of the Facility.

2.      Minimum equity (adjusted by the charter-free market value of the Vessels and any New Vessels) of

–       USD 220,000,000 at year end 2005

–       USD 280,000,000 at year end 2006

–       USD 340,000,000 at year end 2007 and for the remaining life of the Facility.

(x)

Lock-up Periods and non-competition clauses for the senior management and any other key personnel adequate to safeguard the continuity of the level and quality of Navios Group physical and derivative trading.

Market Value

The Vessels are to be valued with or without physical inspection (as the Agent acting on behalf of the Lenders may reasonably require) at the first time immediately prior to the first Drawdown Date of the Facility and thereafter on a yearly basis, by two independent ship brokers approved by the Lenders (such as Fearnleys, Clarksons, Maersk, SSY, Arrow). The Market Value then to be determined as the arithmetic means of such two sets of valuations. In case such valuations differ by more than 15 % a third valuation shall be obtained. The Market Value then to be determined as the arithmetic means of all three sets of valuations. All market valuations to be at the Borrower’s expense.

Information

The Borrower and Navios Group to provide the Lender with their annual audited consolidated financial statements within 120 days from the end of each fiscal year, starting with 2005 statements, plus their unaudited consolidated quarterly financial statements within 60 days from the end of each fiscal quarter. The Borrower and Navios Group will additionally provide the Lender with an opening balance sheet for their combined business as soon as possible.

In addition the Borrower and Navios Group shall provide any information on their financial condition, commitments, long-term Chartered-in fleet, Port Business, FFA-Trading and short term physical trading and any other operations as the Agent (acting on behalf of the Lender) may request from time to time.

Expenses

All reasonable legal and other expenses, including (but not limited to) for any due diligence the Agent deems reasonably necessary, the drafting of the Loan Documentation, the Security Documents and satisfactory Legal Opinions, incurred by the Lender to be for the account of the Borrower.

Documentation

The Borrower shall undertake to sign and procure the signing of all documentation the Lender deems reasonably necessary to perform the transaction contemplated by this Firm Offer in all respects, especially, but without prejudice to the generality of the foregoing to perfect the security over the assets to be encumbered according to the terms hereof in favour of the Lender.

The Loan Documentation to be drawn up by lawyers appointed by the Lender (in prior consultations with the Borrower) in a form satisfactory to the Lender, and to contain clauses customary for this type of financing including, but not limited to, conditions precedent, application of sale and/or insurance proceeds of the Vessels/other Assets, events of default and cross-default, undertakings, certain representations and warranties, increased costs, material adverse change and consents of governmental authorities.

Tax	The Borrower will pay any taxes and deductions in relation with the Facility. This is not meant to include taxes on the overall income of any Lender.

Law

This firm offer letter is governed by German Law. The Loan Documentation will be governed by English Law, except for the Mortgages which will be subject to the law of the country of registry and the Accounts’ Pledges which will be subject to the law of the country where the Accounts are to be maintained.

Disclaimer for unencoded e-mails

All information related or connected to the making of this Facility by the Lender and its respective credit decisions and all negotiations related or connected to the drafting and drawing up of any of the Loan Documentation, the security documents and any transaction document may be made or given by the Lender, their respective lawyers and any other consultant, inter se and otherwise, by e-mail. The Borrower to confirm its awareness of the risks generally (which include the possibility that the confidentiality and the authenticity may not be safeguarded) related to communications by e-mail.

We are pleased to offer you this term loan facility. If the terms and conditions of the above firm offer are acceptable to you, please so acknowledge by signing the Endorsement of Acceptance here below and return to the Agent a copy of this letter until February 4, 2005.

For and on behalf of HSH Nordbank AG.:

/s/ Christian Bock Name: Christian Bock Title: Senior Vice President	/s/ Christiana Stahn Name: Christiana Stahn Title: Credit Analyst

Endorsement of Acceptance:

We acknowledge receipt of the above letter, dated February 4, 2005, and we hereby confirm acceptance of all the terms and conditions contained therein, and that you may proceed, with the preparation of a Loan Documentation and all related documents at our cost.

For and on behalf of

International Shipping Enterprises, Inc.

/s/ Angeliki Frangou Name: Angeliki Frangou Date: February 4, 2005	Name: Date:

Schedule 1: Form of Support Letter

Schedule 2: Repayment schedules for Tranche A and Tranche B